Exhibit 5.1

Ortoli | Rosenstadt LLP	366 Madison Avenue, 3rd Fl. New York, NY 10017 tel: (212) 588-0022 fax: (212) 826-9307

August 4, 2025

Aureus Greenway Holdings Inc.

2995 Remington Boulevard

Kissimmee, Florida 34744

Re:	Aureus Greenway Holdings Inc.

Ladies and Gentlemen:

We are acting as counsel to Aureus Greenway Holdings Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of (i) 728,988 shares of common stock, par value $0.001 per share of the Company (the “Shares”), (ii) 29,156,069 shares of common stock underlying pre-funded warrants (the “Pre-Funded Warrant Shares”), included in units sold in a private placement completed on July 25, 2025 (the “Private Placement”), and (iii) 29,885,057 shares of common stock underlying common warrants A (the “Common A Warrant Shares”), (iv) 29,885,057 shares of common stock underlying common warrants B (the “Common B Warrant Shares”), and (v) 2,390,804 shares of common stock underlying placement agent warrants (the “Placement Shares”, together with the Common A Warrant Shares, and Common B Warrant Shares, the “PIPE Warrant Shares”) sold in the Private Placement. The Shares, Pre-Funded Warrant Shares, and the PIPE Warrant Shares included on the Registration Statement may be sold by the selling stockholders named therein, and the PIPE Warrant Shares are to be issued upon the due exercise of the common warrants A, common warrants B, and placement agent warrants. In connection with the foregoing, you have requested our opinion with respect to the following matters.

In connection with this opinion, we have examined the following documents:

1.	a copy of the Registration Statement;
2.	the form of the Placement Agency Agreement, filed as exhibit 10.7 to the Registration Statement;
3.	the form of common warrant A, and common warrant B filed as exhibits 4.1, and 4.2 to the Registration Statement, respectively;
4.	the form of the pre-funded warrant, filed as exhibit 4.3 to the Registration Statement;
5.	a copy of the executed written resolutions of the directors of the Company dated July 15, 2025 and July 25, 2025; and
6.	such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below.

As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and the selling stockholders and certificates or comparable documents of public officials and of officers and representatives of the Company and the selling stockholders.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Ortoli | Rosenstadt LLP

Aureus Greenway Holdings Inc.

August 4, 2025

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Shares are validly issued, duly authorized, fully paid and nonassessable, and (ii) the Pre-Funded Warrant Shares and PIPE Warrant Shares have been duly authorized and, if issued on the date hereof upon exercise of the Pre-Funded Warrant Shares or PIPE Warrants in accordance with the terms of the Pre-Funded Warrant Shares or PIPE Warrants and the resolutions adopted by the board of directors of the Company, would be validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York, and we do not express any opinion herein concerning any law other than the Nevada Revised Statutes relating to corporations, and we express no opinion as to the laws of any other jurisdiction. In rendering the foregoing opinions with respect to Nevada law, we have relied solely upon a review of the applicable provisions of the Nevada Revised Statutes, the Nevada Constitution, and have not obtained opinions of Nevada counsel

This letter is furnished to you for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Ortoli Rosenstadt LLP